Altai Capital Responds to Amber Road’s Postponement of Annual Meeting

Company’s Action Constitutes Unnecessary Delay and Hinders Shareholders’ Ability to Elect Representatives to the Board

Underscores Need for Change on the Board by Electing Altai Capital’s Highly Qualified Nominees Marshall Heinberg and Jim Watson

NEW YORK--(BUSINESS WIRE)--Altai Capital Management, L.P. (“Altai Capital”), one of the largest shareholders of Amber Road, Inc. (NYSE: AMBR) (“Amber Road” or, the “Company”), today issued the following statement regarding the Company’s sudden announcement that it will postpone the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), which was originally scheduled for May 7, 2019, by more than a month to June 18, 2019.

“The unexplained decision of Amber Road’s Board to postpone the Annual Meeting appears to us to be a clear attempt to further entrench the Board and avoid accountability. We believe investors deserve the opportunity to voice, without delay, their frustration at the strategic missteps of the Company’s leadership. By delaying the shareholders’ right to elect directors at the appropriate meeting time, we believe the Company is perpetuating the pattern of self-serving actions and value destruction that have characterized Amber Road to date. We see no valid purpose for postponing the Annual Meeting and question the Board’s decision to do so only days before the scheduled date and after proxies have already been delivered to shareholders. In the absence of any explanation, we can only conclude that the Board is trying to buy more time to gather support they do not believe they have.

As we have stated all along, Amber Road’s Board is in critical need of improvement—fresh, independent minds are essential to hold management accountable, to properly explore strategic alternatives and to provide shareholders with the transparency they deserve. This Board’s delay tactics only reinforce our concerns, serving as an acute reminder that the Company’s current Board, in our view, prioritizes its desire to stay in office over respecting the rights of its shareholders. To the extent that the current Board is deliberating on material decisions, we strongly believe that such deliberations should be conducted by a new, duly elected Board best-positioned to represent the best interests of all shareholders.

We hope our fellow shareholders will see the Board’s tactics for what they are and will support our efforts to inject much needed accountability at Amber Road by voting to elect Marshall Heinberg and Jim Watson to the Board. It is time to choose a new path forward of experience, competence and value creation, rather than the current path of stagnation, management self-enrichment and shareholder value destruction.”

The time for change is now – Altai Capital urges shareholders to vote the GOLD proxy card today!

About Altai Capital

Altai Capital is an independent, value-oriented private investment firm focused on both credit and equity opportunities.

Investor contacts:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (855) 208-8902

info@okapipartners.com

SOURCE:  Altai Capital

Related Links

www.altai.com

IMPORTANT INFORMATION

ALTAI CAPITAL MANAGEMENT, L.P. (“ALTAI CAPITAL”), ALTAI CAPITAL OSPREY, LLC, RISHI BAJAJ, MARSHALL A. HEINBERG AND JAMES F. WATSON (TOGETHER WITH MARSHALL A. HEINBERG, the “Nominees,” COLLECTIVELY, the “Participants”) HAVE fileD with the SEC a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the SHAREHOLDERS of AMBER ROAD, INC. (“AMBER ROAD”). All SHAREHOLDERS of AMBER ROAD are advised to read ALTAI CAPITAL’S definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s SHAREHOLDERS and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of its direct or indirect interests by security holdings is contained in the DEFINITIVE PROXY STATEMENT filed by ALTAI CAPITAL with the SEC on APRIL 8, 2019. This document is available free of charge from the sources indicated above.